Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2015 FOURTH QUARTER
AND FULL YEAR RESULTS

-	Reports 2015 Fourth Quarter Revenue of $12.1 Million and $0.07 GAAP Diluted EPS
-	2015 Fourth Quarter Adjusted Diluted EPS Increases 133% to $0.07 from $0.03
-	2015 Full-Year Revenue Rises 12% to $59.7 Million
-	2015 Full-Year GAAP Diluted EPS of $0.39
-	Adjusted Diluted EPS for 2015 Full Year Rises to $0.54 from $0.13

Hamden, CT – March 3, 2016 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”) today reported operating results for the fourth quarter and full year ended December 31, 2015 as summarized below:

Summary of 2015 Q4 and Full Year Results
(In millions, except per share and percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$12.1	$12.3	$59.7	$53.1
Gross profit	$5.0	$4.9	$25.0	$21.7
Gross margin	41.5%	39.9%	41.9%	40.9%
Operating income (loss)	$0.5	$(4.8)	$4.5	$(3.8)
EBITDA(1)	$0.8	$(4.5)	$5.9	$(2.4)
Net income (loss)	$0.5	$(3.0)	$3.1	$(2.4)
Diluted earnings per share (loss)	$0.07	$(0.37)	$0.39	$(0.29)

Adjusted operating income(2)	$0.5	$0.2	$6.2	$1.7
Adjusted EBITDA(1)	$0.9	$0.6	$8.1	$3.6
Adjusted net income(2)	$0.5	$0.2	$4.2	$1.1
Adjusted diluted earnings per share(2)	$0.07	$0.03	$0.54	$0.13

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees, settlement expenses and accrued contingent consideration as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “TransAct’s fourth quarter financial results again benefitted from the diversification of our product portfolio to include higher margin products that address new market opportunities.  As a result, the 160 basis point improvement in fourth quarter gross margin more than offset a slight decline in net sales and led to an over two-fold increase in adjusted operating income, a 50% increase in adjusted EBITDA, and a 133% rise in adjusted diluted EPS compared to the fourth quarter of 2014.  For the 2015 full year, we nearly doubled sales of our AccuDate food safety terminals and generated consistent market share gains in our domestic casino and gaming printer business.  Our focus on and success with sales execution, combined with our prudent management of costs and the increase in gross margin led to a 12% increase in 2015 full year sales, solid year-over-year increases in adjusted operating income and adjusted EBITDA, and a nearly four-fold increase in adjusted net income.

“Restaurant and food service operators are increasingly recognizing the unique functionality and value proposition of our AccuDate product lineup as reflected in the consistent sales growth of our AccuDate 9700, including a substantial recent rollout with a major quick service chain operation, and growing sales of our AccuDate PRO following its introduction in May 2015.  Reflecting this interest, our AccuDate terminals are generating consistent sales momentum; with sales increasing sequentially every quarter in 2015 and full year sales almost double what they were in 2014.  Given this success and momentum, we continue to devote resources towards further development and innovation in our AccuDate portfolio as we focus on being the product leader in this attractive growth market by offering solutions that address opportunities across the global restaurant and foodservice industry.  Our food safety terminal business is poised to generate near and long-term growth including an opportunity to add an attractive recurring revenue business component to the business line.

“In our casino and gaming business, we remain focused on the growing number of opportunities for our Epicentral promotion and bonusing system while further expanding our domestic casino printer market share.  The features and reliability of our Epic® gaming printers and our commitment to the highest levels of customer support are valued by operators as reflected in the 40% year-over-year increase in domestic casino printer sales in the 2015 fourth quarter.  Epicentral, an easy to use solution that allows casino operators to directly target their players by printing coupons and promotions in real-time at the gaming device, helping drive increased player visits and incremental play, is also gaining traction with casino operators.  Epicentral recently went live on approximately 1,900 electronic gaming devices at Foxwoods Resort Casino as part of their new FoxPerx slot rewards program and we are delighted to aid this valued customer in their efforts to connect even more closely with their guests in order to grow their business.

“We also expect to benefit from our recent agreement to integrate Epicentral with Aristocrat’s Oasis 360 slot management system.  With the technical integration now complete, we are working closely with Aristocrat’s sales team to ensure we collectively optimize their extensive reach as they begin to demonstrate the features and functionality made possible by this agreement to their large North American gaming operator customer base.”

Mr. Shuldman concluded, “TransAct has built a strong foundation for further success in 2016 and beyond based on our initiatives to diversify our product line to include new, higher-margin offerings.  This strategy is already benefitting our financial results while offsetting the impact of the significant challenges in our oil and gas printer market and our decision to transition our focus away from our traditional point of sale and banking market.  In 2016 we are strategically investing in our newer, high-margin AccuDate and Epicentral product lines to further grow their contribution to our overall sales mix.  Furthermore, with the continued penetration of our newer products into customer opportunities around the world, we expect gross margins to reach the mid-40% level in 2016 and expect to generate another year of solid financial results.”

Review of Balance Sheet and Capital Return Initiatives
As of December 31, 2015, TransAct had approximately $4.5 million of cash and cash equivalents and no debt. During the 2015 fourth quarter, the Company paid a dividend to shareholders of $0.08 per share. Through its regular quarterly dividend and the repurchase of common stock earlier in the year, TransAct returned approximately $3.5 million to shareholders in 2015. The Company’s Board of Directors recently approved a new share repurchase plan under which TransAct is authorized to purchase up to $5 million of its outstanding shares of common stock from time to time in the open market through December 31, 2017.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “Our 2015 sales execution, particularly for our newer products which carry higher gross margins, combined with our focus on operating expense management, were instrumental in our strong free cash flow generated in 2015.  We entered 2016 with a solid financial foundation that enables TransAct to strategically invest in the high-margin AccuDate and Epicentral offerings while simultaneously returning capital to shareholders through the quarterly cash dividend and the recently authorized share repurchase program.  The successful diversification of our product portfolio to address new market opportunities and our commitment to return capital to shareholders positions TransAct to drive shareholder value going forward.”

Summary of 2015 Fourth Quarter Operating Results
TransAct generated 2015 fourth quarter net sales of $12.1 million compared to net sales of $12.3 million in the 2014 fourth quarter.  Food safety, point-of-sale (POS) and banking revenue increased $1.8 million, or 85%, to $4.0 million in the 2015 fourth quarter, including a 57% year-over-year increase in sales of food safety terminals as well as higher sales of the Company’s POS printer to McDonald’s.  Casino and gaming revenue in the 2015 fourth quarter decreased 10% to $4.5 million compared to $5.0 million in the prior year period and was flat on a quarterly sequential basis, as a 40% year-over-year increase in domestic sales of casino printers was more than offset by a decline in international revenue.  Revenue from lottery printer sales for the 2015 fourth quarter was $0.7 million, compared with $1.6 million in the 2014 fourth quarter.  Printrex® revenues were $0.2 million in the 2015 fourth quarter compared to $0.9 million in the 2014 fourth quarter, and the Company’s TransAct Services Group recorded net sales of $2.7 million in the 2015 fourth quarter compared to $2.6 million in the 2104 fourth quarter.

Gross margin increased to 41.5% in the 2015 fourth quarter compared to 39.9% in the year-ago quarter, and gross profit rose slightly year over year to $5.0 million despite the lower revenue, primarily reflecting the continued shift in mix towards higher-margin products.

Total operating expenses for the 2015 fourth quarter were $4.6 million compared to $9.7 million in the year-ago quarter.  Excluding $5.0 million in legal fees and settlement expenses related to the lawsuit with Avery Dennison Corporation incurred in the 2014 fourth quarter, operating expenses declined 3% year over year reflecting the Company’s successful execution of its cost reduction initiatives.

TransAct recorded operating income of $0.5 million, or 4.0% of net sales, for the 2015 fourth quarter compared to an operating loss of $4.8 million in the 2014 fourth quarter.  Adjusted operating income of $0.5 million in the fourth quarter of 2015 compares to adjusted operating income of $0.2 million in the year-ago quarter.  Net income in the 2015 fourth quarter was $0.5 million, or $0.07 per diluted share, compared to a net loss of $3.0 million, or $(0.37) per diluted share, in the prior-year period.  Adjusted net income in the fourth quarter of 2015 was $0.5 million, or $0.07 per diluted share, compared to adjusted net income of $0.2 million, or $0.03 per diluted share, in the fourth quarter of 2014.

2015 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 3, 2016, beginning at 4:30 p.m. ET. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts help investors and others more accurately assess the ongoing nature of TransAct's core operations. The adjusted non-GAAP measures contained in the tables included with this release exclude the effect in the applicable periods presented of certain non-GAAP adjustments. These items have been excluded from adjusted non-GAAP financial measures because management does not believe that they are representative of underlying trends in the Company's performance. Their exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees and settlement expenses related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees and settlement expenses related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the AccuDate™, Ithaca®, RESPONDER, Epic®, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.9 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products driving increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$12,116	$12,296	$59,676	$53,108
Cost of sales	7,082	7,385	34,698	31,397
Gross profit	5,034	4,911	24,978	21,711

Operating expenses:
Engineering, design and product development	1,105	868	3,599	4,302
Selling and marketing	1,746	1,851	7,806	7,920
General and administrative	1,702	1,967	7,367	7,756
Legal fees and settlement expenses associated with lawsuit	-	5,030	1,738	5,505
	4,553	9,716	20,510	25,483
Operating income (loss)	481	(4,805)	4,468	(3,772)

Interest and other income (expense):
Interest, net	(5)	(11)	(28)	(49)
Other, net	3	(22)	2	(33)
	(2)	(33)	(26)	(82)

Income (loss) before income taxes	479	(4,838)	4,442	(3,854)
Income tax provision (benefit)	(53)	(1,798)	1,350	(1,433)
Net income (loss)	$532	$(3,040)	3,092	$(2,421)

Net income (loss) per common share:
Basic	$0.07	$(0.37)	$0.40	$(0.29)
Diluted	$0.07	$(0.37)	$0.39	$(0.29)

Shares used in per share calculation:
Basic	7,818	8,146	7,818	8,307
Diluted	7,931	8,146	7,854	8,307

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Food safety, point-of-sale and banking	$3,999	$2,164	$13,029	$9,308
Casino and gaming	4,518	5,003	21,755	22,731
Lottery	701	1,618	9,468	4,761
Printrex	229	897	1,381	3,910
TransAct Services Group	2,669	2,614	14,043	12,398
Total net sales	$12,116	$12,296	$59,676	$53,108

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(In thousands)	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$4,473	$3,131
Accounts receivable, net	7,174	9,094
Inventories	11,296	11,806
Deferred tax assets	1,932	3,068
Other current assets	437	898
Total current assets	25,312	27,997

Fixed assets, net	2,507	2,438
Goodwill	2,621	2,621
Deferred tax assets	1,213	1,068
Intangible assets, net	888	1,341
Other assets	28	26
	7,257	7,494
Total assets	$32,569	$35,491

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,642	$2,365
Accrued liabilities	2,838	3,320
Income taxes payable	245	13
Accrued lawsuit settlement expenses	-	3,625
Deferred revenue	604	313
Total current liabilities	6,329	9,636

Deferred revenue, net of current portion	77	64
Deferred rent, net of current portion	189	172
Other liabilities	246	225
	512	461
Total liabilities	6,841	10,097

Shareholders’ equity:
Common stock	112	111
Additional paid-in capital	28,921	28,167
Retained earnings	22,956	22,349
Accumulated other comprehensive loss, net of tax	(80)	(72)
Treasury stock, at cost	(26,181)	(25,161)
Total shareholders’ equity	25,728	25,394
Total liabilities and shareholders’ equity	$32,569	$35,491

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months Ended December 31, 2015
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$4,553	$-	$4,553
% of net sales	37.6%		37.6%

Operating income	481	-	481
% of net sales	4.0%		4.0%

Income before income taxes	479	-	479
Income tax provision (benefit)	(53)	-	(53)
Net income	532	-	532
Diluted net income per share	$0.07	$-	$0.07

(1)	No adjustments.

	Three months Ended December 31, 2014
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$9,716	$(5,030)	$4,686
% of net sales	79.0%		38.1%

Operating income (loss)	(4,805)	5,030	225
% of net sales	(39.1)%		1.8%

Income (loss) before income taxes	(4,838)	5,030	192
Income tax provision (benefit)	(1,798)	1,761	(37)
Net income (loss)	(3,040)	3,269	229
Diluted net income (loss) per share	$(0.37)	$0.40	$0.03

(2)	Adjustment includes $5,030 of legal and settlement expenses related to the lawsuit with Avery Dennison Corporation tax effected using an effective tax rate of 35%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Twelve Months Ended December 31, 2015
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$20,510	$(1,738)	$18,772
% of net sales	34.4%		31.5%

Operating income	4,468	1,738	6,206
% of net sales	7.5%		10.4%

Income before income taxes	4,442	1,738	6,180
Income tax provision	1,350	608	1,958
Net income	3,092	1,130	4,222
Diluted net income per share	$0.39	$0.15	$0.54

(3)
Adjustments include $1,763 of legal and other expenses partially offset by a $25 reversal of accrued settlement expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35%.

	Twelve Months Ended December 31, 2014
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$25,483	$(5,445)	$20,038
% of net sales	48.0%		37.7%

Operating income (loss)	(3,772)	5,445	1,673
% of net sales	(7.1)%		3.2%

Income (loss) before income taxes	(3,854)	5,445	1,591
Income tax provision (benefit)	(1,433)	1,906	473
Net income (loss)	(2,421)	3,539	1,118
Diluted net income (loss) per share	$(0.29)	$0.42	$0.13

(4)
Adjustment includes (i) $60 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $5,505 of legal and settlement expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss)	$532	$(3,040)	$3,092	$(2,421)

Interest (income) expense, net	5	11	28	49
Income tax provision (benefit)	(53)	(1,798)	1,350	(1,433)
Depreciation and amortization	349	361	1,426	1,445

EBITDA	833	(4,466)	5,896	(2,360)

Share-based compensation expense	111	64	488	506
Legal fees and settlement expenses associated with lawsuit	-	5,030	1,738	5,505
Adjustment to accrued contingent consideration	-	-	-	(60)

Adjusted EBITDA	$944	$628	$8,122	$3,591